SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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PUTNAM MUNICIPAL OPPORTUNITIES TRUST

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William T. Connolly, Jr., CFA

Head of Global Distribution	One Post Office Square
Putnam Investments	Boston, MA 02109

President
Putnam Retail Management, LP

May 2011

Dear Investment Colleague:

I am writing out of concern for your clients who are shareholders of Putnam Municipal Opportunities Trust (PMO). As you may know, Karpus Management, Inc. (Karpus), a dissident institutional investor who specializes in closed-end fund arbitrage, is once again engaging in a proxy contest to seek to obtain control of PMO, this time in connection with PMO’s annual shareholder meeting scheduled for May 25, 2011.

As a brief update, in March PMO shareholders received a proxy statement from the Trustees of the Putnam Funds asking them to vote “FOR” the current Trustees and to vote “AGAINST” two proposals submitted by Karpus. Karpus proposes (i) that shareholders terminate PMO’s management contract with Putnam Investments and (ii) that the Trustees consider taking all steps to cause PMO to redeem all preferred shares at par and to utilize alternate sources of leverage. Subsequently, your clients may have received a proxy statement directly from Karpus asking them to elect a dissident slate of Trustee-nominees and to vote in favor of Karpus’s proposals.

I believe you should encourage your clients to vote to re-elect the current Trustees and to vote against Karpus’s proposals. Let me share a few observations based on my years of working with the Board of Trustees of the Putnam Funds:

•First, you can be assured that the current Trustees are fiercely independent from Putnam Investments and loyal to the fund shareholders they represent.

•Second, the current Trustees are extraordinarily well-qualified to oversee PMO and the interests of your clients. They are highly accomplished business and investment professionals with extensive leadership and deep governance experience in the mutual fund industry.

•Third, the current Trustees have a proven track record of promoting the long-term interests of all shareholders and of considering matters relating to PMO’s closed-end structure, PMO’s management contract with Putnam, and PMO shareholders’ liquidity interests. The Trustees consider these matters under a fiduciary framework of acting in the best interests of PMO’s common shareholders. Moreover, Putnam actively monitors the marketplace for alternative financing solutions that would result in additional liquidity for preferred shareholders and regularly reports to PMO’s Trustees on these matters.

I also believe it is important to note that your clients’ investment has a solid performance record as a closed-end fund. In Putnam’s hands, PMO at net asset value has outperformed its Lipper peer group average over the 1-, 5-, and 10-year periods ended March 31, 2011. In addition, PMO, with its leveraged, closed-end structure, has significantly outperformed a comparable Putnam open-end fund (Putnam Tax Exempt Income Fund) over recent periods.

By contrast, Karpus’s interests are not aligned with those of other common shareholders who consciously selected PMO in order to benefit from its leveraged, closed-end structure over the longer term. Karpus is promoting a specific agenda for PMO, including a possible open-ending, which would undo the benefits of its closed-end structure. Karpus’s agenda can harm other shareholders by imposing significant transaction costs and a higher operating expense ratio, and may ultimately lead to the dissolution of your clients’ fund.

(over, please)

267491 5/11

In short, if Karpus wins, your clients will likely lose the benefits of this investment as it is currently constituted.

You may recall that one year ago, Karpus made a similar effort, pushing proposals to open-end this fund and elect its own dissident slate of Trustee-nominees. Your clients wisely defeated Karpus and protected their investment.

As the May 25 shareholder meeting is rapidly approaching, I urge you to contact your clients and ask them to vote only PMO’s white card (“FOR” the current Trustees and “AGAINST” the shareholder proposals), and to discard any green dissident card from Karpus. If your clients have returned a green card to Karpus, they can revoke such votes by voting with PMO’s white card, as only the last vote submitted counts.

I understand that a “proxy contest” can create anxiety and confusion, and obviously has resulted in several mailings and phone calls from PMO and Karpus. Please accept my thanks for the patient attention that you and your clients have demonstrated throughout this process.

If you have any questions, or would like additional information, please contact Putnam at 1-800-354-4000. Your clients may obtain additional information about voting by contacting PMO’s proxy solicitor at 1-800-780-7316.

Sincerely,

FOR DEALER USE ONLY — Not for public distribution.